SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                              FORM 8-K


                            CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                            February 28, 1997
                             Date of Report
                    (Date of earliest event reported)


                         FLEMING COMPANIES, INC.
            (Exact name of registrant as specified in its charter)


             Oklahoma                 1-8140                 48-0222760
       (State or other juris-        (Commission             (IRS Employer
       diction of incorporation)      File Number)           Identification)


                    6301 Waterford Boulevard, Box 26647
                      Oklahoma City, Oklahoma   73126
                   (Address of Principal Executive Offices)


                              (405) 840-7200
                         Registrant's telephone number,
                            including area code

Item 5.      Other Events.

On February 28, 1997, Furr's Supermarkets, Inc. ("Furr's") filed suit in New Mexico naming as defendants Fleming and certain of its officers and an employee. Furr's claims it has been overcharged for products under its supply agreement with Fleming and alleges various causes of action, among them breach of contract, misrepresentation, fraud and violation of certain of New Mexico's trade practice statutes. Furr's seeks an unspecified monetary award, including punitive and treble damages, and a declaratory judgment terminating the supply agreement.

Furr's is Fleming's largest customer and purchased $546 million of products in 1996 under a supply agreement expiring in 2001.
Fleming also holds a 35% equity interest in Furr's. Recently, Furr's has been seeking to exercise the competitiveness clause of its supply agreement in an attempt to lower its cost of goods. This week, Furr's submitted to Fleming a bid by a competitor to supply Furr's stores in New Mexico and West Texas. Additionally, with the company's cooperation, Furr's has been examining the company's pricing under its supply agreement.

Fleming believes that it has complied with its obligations to Furr's in all material respects and in good faith. Fleming is currently examining the bid submitted under the competitiveness clause and has not reached any conclusion as to whether it is a qualified competitive bid as required by the supply agreement. However, an unfavorable outcome in the lawsuit, or the loss of Furr's business for any reason, could have a material adverse effect on the company and its financial statements.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FLEMING COMPANIES, INC.

                                        HARRY L. WINN, JR.
                                        Harry L. Winn, Jr.
                                        Executive Vice President -
                                          Chief Financial Officer
Date:  March 7, 1997